Exhibit 99.1

Media and Investor Contact: Jonae R. Barnes Vice President Investor Relations and Corporate Communications jonae.barnes@agenusbio.com 617-818-2985

Agenus Prices Public Offering of Common Stock

Lexington, MA (February 5, 2014): Agenus Inc. (Nasdaq: AGEN) today announced the pricing of an underwritten public offering of 19,335,653 primary shares of its common stock at a price of $2.70 per share. Agenus has granted the underwriters a 30-day option to purchase up to 2,900,347 additional shares of common stock to cover over-allotments, if any.

William Blair & Company, L.L.C. is acting as sole book-running manager for the offering. Maxim Group LLC is acting as lead manager and H.C. Wainwright & Co., LLC and MLV & Co. LLC are acting as co-managers for the offering. Geller Biopharm Inc. is acting as financial advisor for the offering.

The shares will be issued by Agenus pursuant to a shelf registration statement that was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement, copies of which may be obtained, when available, from William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, by telephone at (800) 621-0687, or by e-mail at prospectus@williamblair.com.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 23 programs are in clinical development.

Additional Information

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the use of proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which Agenus cannot predict with accuracy and some of which Agenus might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus’ Current Report on Form 8-K, which was filed with the SEC on February 4, 2014. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements.